MESSERLI & KRAMER P.A.

1800 Fifth Street Towers

150 South Fifth Street

Minneapolis, Minnesota 55402-4246

Telephone (612) 672-3600

Facsimile (612) 672-3777

March 23, 2005

Bontan Corporation Inc.
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3

          Re:          Issuance of Securities for Registration Statement on Form F-3

Ladies and Gentlemen:

          You have requested our opinion as your special U.S. securities counsel with respect to certain matters in connection with the filing by Bontan Corporation Inc. (the "Company") of the Registration Statement on Form F-3 (the "Registration Statement") with the Securities and Exchange Commission covering the sale by the certain shareholders of (i) 4,073,699 of the Company's common shares (the  "Shares") which were issued to such shareholders in a private placement, and (ii) 7,266,012 of the Company's  common shares  (the  "Warrant  Shares") that are issuable upon exercise of warrants (the  "Warrants") which were also issued to such shareholders in a private placement.

          In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

          We advise you that we are licensed to practice in Minnesota. Accordingly, our opinion assumes that the provincial laws of Ontario and the federal laws of Canada would yield the same opinion as application of the laws of the State of Minnesota and the federal laws of the United States.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that (1) the Shares are duly authorized, validly issued, fully paid and non-assessable; and (2) upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/MESSERLI & KRAMER P.A./

Messerli & Kramer P.A.